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DECRANE AIRCRAFT HOLDINGS, INC.
CALCULATION OF EARNINGS PER COMMON SHARE

PRO FORMA FOR RECAPITALIZATION

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

                                                                     Year Ended         Nine Months
                                                                      31-Dec-95           30-Sep-96


Common shares outstanding at beginning of the year                      301,840             301,840

Common stock equivalents                                              5,368,483           5,368,483

Impact of cheap stock for options, warrants & preferred stock         4,065,938           4,065,938

Treasury stock repurchase                                              (115,177)           (115,177)
                                                                    --------------     --------------

Pro forma weighted average number of shares outstanding               9,621,084           9,621,084

Reverse stock split (.28357 for 1)                                      0.28357             0.28357
                                                                    --------------     --------------

Pro forma weighted average number of shares outstanding               2,728,251           2,728,251

Net loss                                                             (4,003,000)         (1,941,000)

Pro forma net loss per common share                                 $     (1.47)        $     (0.71)
                                                                    --------------     --------------
                                                                    --------------     --------------



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